Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form F-3 (No. 333-130048) and Form S-8 (Nos. 333-136957, 333-110696, 333-100971 and 333-11650) of B.O.S. Better Online Solutions Ltd. of our report dated March 26, 2007 (except as to Note 14b(3), as to which the date is November 26, 2007), with respect to the consolidated financial statements of B.O.S. Better Online Solutions Ltd. included in this Annual Report on Form 20-F/A for the year ended December 31, 2006.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
November 27, 2007
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global